EXHIBIT 99.1

NEWS RELEASE

CONTACT: Elena M. Younger
Spartan Chassis, Inc.   (517) 543-6400x111
www.spartanchassis.com
or
Jeff Lambert, Tim Hanson
Lambert, Edwards & Associates, Inc.
P. 616-233-0500

Spartan Chassis Increases Chassis Production for Fleetwood RV

CHARLOTTE, Michigan, May 24, 2004-Spartan Motors, Inc. (NASDAQ: SPAR) announced today that its subsidiary, Spartan Chassis, will be the exclusive supplier of custom diesel chassis for Fleetwood RV's Heritage, American Eagle, Tradition, Revolution, Providence and Excursion models, beginning August 1, 2004.

Fleetwood RV is a division of Riverside, Calif.-based Fleetwood Enterprises, Inc. (NYSE: FLE) and is one of the nation's leading Class A motorhome manufacturers. The increased business with Fleetwood is expected to add approximately 40 percent more units to Spartan's current RV chassis business during the 2005 model year, which begins August 1, 2004.

"Our collaboration with our customers and our ability to meet their unique needs in every phase of development, design, execution and support enables us to be a preferred chassis supplier," said Richard Schalter, President of Spartan Chassis.

"We're excited to be Fleetwood's partner as they capitalize on their great 2005 product lineup and a strong RV market," added John Sztykiel, CEO of Spartan Motors. "Spartan Chassis is creating opportunities in the RV market because of their commitment to being the most desired brand at the lowest total cost."

Spartan Chassis, Inc. (www.spartanchassis.com) is a wholly owned subsidiary of Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products.

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The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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